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                                                                    Exhibit 4.19
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                FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT


         This First Amendment to Registration Rights Amendment (this "First Amendment"), which amends the Registration Rights Agreement dated January 19, 2006, among the parties hereto (the "Original Agreement"), is made and entered into as of March 16, 2006, by and among Synova Healthcare Group, Inc., a Nevada corporation (the "Company"), and the purchasers signatory hereto (each such purchaser, a "Purchaser" and collectively, the "Purchasers"). Capitalized terms not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Original Agreement, as amended hereby.

         WHEREAS, in accordance with Section 6(f) of the Original Agreement, the Company and the Holders of at least 50% of the outstanding Registrable Securities desire to amend the Original Agreement as to all Holders as set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         The parties to the Original Agreement hereby agree as follows:

         1. Definitions. The definition of "Agreement" shall be amended in its entirety to refer to the Original Agreement, as amended by this First Amendment.

         2. Section 2(a). Section 2(a) of the Original Agreement shall be amended so that (i) all references therein to "March 31, 2006" shall be deleted and replaced with "April 14, 2006" and (ii) the reference therein to "June 14, 2006" shall be deleted and replaced with "June 28, 2006."

         3. Section 2(b). The last sentence of Section 2(b) of the Original Agreement shall be amended so that the reference to "$2.00 per share" therein shall be deleted and shall be replaced with "$1.50 per share."

         4. Section 6(b). Section 6(b) of the Original Agreement shall be amended in entirety to read as follows:

                  "(b) No Piggyback on Registrations. Except for securities of the Company that may be subject to piggyback registration rights granted on or prior to the Closing Date under the Purchase Agreement, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in the Registration Statement other than the Registrable Securities. Except as disclosed in Schedule 3.1(r) to the Purchase Agreement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company."

         5. No Other Provisions Affected. Except as set forth above, the remaining provisions of the Original Agreement shall remain in full force and effect.

                       [SIGNATURE PAGE OF COMPANY FOLLOWS]



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                  [COMPANY'S SIGNATURE PAGE TO FIRST AMENDMENT]

         IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

                                        SYNOVA HEALTHCARE GROUP, INC.




                                        By:____________________________________
                                               Name:
                                               Title:














                       [SIGNATURE PAGE OF HOLDER FOLLOWS]



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                  [HOLDER'S SIGNATURE PAGE TO FIRST AMENDMENT]



Name of Investing Entity:______________________________________________________

Signature of Authorized Signatory of Investing entity:_________________________

Name of Authorized Signatory:__________________________________________________

Title of Authorized Signatory:_________________________________________________


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